                                                                   EXHIBIT 10.16
                                                                   -------------

                                 March 5, 1996

Richard C. DeGolia
309 Eleanor Avenue
Los Altos, CA  94022

Dear Rick:

     On behalf of Genesys Telecommunications Laboratories (the "Company"), I am pleased to extend this offer of employment with the Company on the following terms:

1. You will be employed as Executive Vice President, Business Development and Acting Chief Financial Officer. You will report directly to me as Chief Executive Officer. This offer and your employment is contingent on your agreement to devote your full time efforts to your responsibilities at the Company (beginning September 15, 1996) and not to engage in any other activities which would conflict with the best interests of the Company.

2. You will initially receive a base salary of $15,000 per month, paid in accordance with the Company's normal payroll practice.

3. You will be eligible to receive as a bonus such amount as is determined by the Company's Board of Directors in connection with any general executive officer bonus plan.

4. I will recommend to the Board of Directors that it approve at its next meeting the sale to you of 146,780 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date of issuance, as determined in good faith by the Board. The shares of Common Stock will be sold to you pursuant to Restricted Stock Purchase Agreement the ("RSA") will vest over a period of ten (10) years beginning March 1, 1996, at a rate of 10% of the shares at the end of the first year and 1/120th of the shares at the end of each month.

5. You shall be entitled to the Company's standard package of employee benefits.

6. Your employment with the Company is on an "at-will" basis, which means that your employment relationship with the Company may be terminated at any time by either you or the Company, without prior notice, for any reason.

7. As a condition of employment, you will be required to sign the Company's form of standard confidential information and invention assignment agreement.

8. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, you and the Company agree that all such disputes shall

Richard C. DeGolia
March 5, 1996
Page 2

be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of a misuse or misappropriation of the Company's trade secrets or proprietary information.

9. This Agreement reflects the full and complete understanding and agreement between you and the Company regarding your employment relationship with the Company, and it shall supersede any prior written or oral negotiation, offer or agreement regarding your employment relationship with the Company.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This offer will remain in effect for five calendar days from the date of receipt. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

     Rick, let me take this opportunity to personally welcome you to Genesys. I look forward to working with you.

                                Sincerely,

                                GENESYS TELECOMMUNICATIONS
                                LABORATORIES

                                /s/ Gregory Shenkman
                                Chief Executive Officer


AGREED AND ACCEPTED:

/s/ Richard C. DeGolia
Richard C. DeGolia

Dated: March 10, 1996